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                                                                Exhibit 99(c)(2)


                          NIELSEN MEDIA RESEARCH, INC.
                                 299 Park Avenue
                            New York, New York 10171




                                                                   July 28, 1999


VNU nv
Ceylonpoort 5-25
NL-2037 AA Haarlem
Netherlands

Dear Sirs:

         You have expressed an interest in a possible negotiated transaction involving Nielsen Media Research, Inc. (the "Company"). In connection with your analysis of a possible negotiated transaction with the Company (a "Transaction"), you have requested certain oral and written information concerning the Company from directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants) and/or agents of the Company (the "Company's Representatives"). All such information furnished to you or your Representatives (as defined below) by or on behalf of the Company (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by you or your Representatives containing or based in whole or in part on any such furnished information are collectively referred to herein as the "Information." In consideration of the Company furnishing you with the Information, you agree to the following:

         1. The Information will be used solely for the purpose of evaluating a Transaction and will not be used in any way, directly or indirectly, that is detrimental to the Company or its subsidiaries or affiliates, and the Information will be kept strictly confidential and will not be disclosed by you or your Representatives, except (a) as required in the opinion of your outside counsel by applicable law, regulation, stock exchange rule or legal process, and only after compliance with Section 3 below, and (b) that you may disclose the Information or portions thereof to those of your directors, officers and employees and representatives of your legal, accounting and financial advisors and of your prospective financing sources Merrill Lynch & Co. and ABN Amro and their respective affiliates (the persons to whom such disclosure is permissible being collectively referred to herein as "your Representatives")


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                                                                              2

who need to know such information for the purpose of evaluating such Transaction; PROVIDED, that your Representatives are informed of the confidential and proprietary nature of the Information; and PROVIDED, FURTHER, that, unless the Company shall have previously consented thereto in writing, any other prospective financing sources shall not be considered "your Representatives" to whom Information may be disclosed in accordance with this paragraph. Each party agrees to be responsible for any breach of this agreement by its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the other party may have against such Representatives with respect to any such breach).

         2. Without the prior written consent of the Company, neither you nor your Representatives will disclose to any person (except to the extent otherwise required in the opinion of your outside counsel by applicable law, regulation, stock exchange rule or legal process, and only after compliance with Section 3 below), either the fact that any investigations, discussions or negotiations are taking place concerning a possible Transaction between the Company and (or involving) you, or that you have received Information from the Company or Information has been made available by the Company, or any of the terms, conditions or other facts with respect to any such possible Transaction, including, without limitation, the status thereof. Without your prior written consent, neither the Company nor the Company Representatives will disclose to any person (except to the extent otherwise required in the opinion of the Company's outside counsel by applicable law, regulation, stock exchange rule or legal process, and only after compliance with Section 3 below) either the fact that any investigations, discussions or negotiations are taking place concerning a possible Transaction between the Company and (or involving) you, or that you have received Information from the Company, or any of the terms, conditions or other facts with respect to any such possible Transaction or involvement with you, including, without limitation, the status thereof. The term "person" as used in this agreement will be interpreted broadly to include the media and any corporation, company, group, partnership or other entity or individual.

         3. If you or any of your Representatives become legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Information or either party or any of its Representatives become legally compelled to disclose any of the information referred to in Section 2 above, such party shall provide the other party with prompt written notice of such requirement so that the other party may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, the party so compelled and its Representatives agree to disclose only that portion of the Information which it is advised by opinion of outside counsel is legally required to be disclosed and to take all reasonable steps to preserve the confidentiality of the Information and the information referred to in Section 2 above. In addition, the party compelled to make such disclosure and its Representatives will not oppose any action (and will, if and to the extent requested by the other party, cooperate with, assist and join with the other party, at the other party's expense, in any reasonable action) by the other party to obtain an



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appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information and the information referred to in
Section 2 above.

         4. The term "Information" does not include any information which (i) at the time of disclosure is generally available to the public (other than as a result of a disclosure directly or indirectly by you or your Representatives in violation hereof), (ii) is or becomes available to you on a nonconfidential basis from a source other than the Company or the Company's Representatives provided that , to your knowledge after inquiry, such source was not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation owed to the Company or (iii) you can establish is already in your possession (other than information furnished by or on behalf of the Company).

         5. You will keep a record of the Information furnished to you and of the location of any Information. If you determine not to pursue a Transaction, you will promptly notify the Company of your determination. At the time of such notice, or if, at any earlier time, the Company so directs (whether or not you determine to pursue a Transaction), you and your Representatives will, at your expense, promptly return to the Company or, at the Company's sole option, destroy, all Information and all copies, extracts or other reproductions in whole or in part thereof, provided, however, that you may choose to destroy all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting Information. During the term of this Agreement, the Company agrees to keep in its possession copies of all such returned Information. Compliance by you and your Representatives with any direction of the Company or election by you to destroy Information pursuant to this Section 5 shall be certified in writing to the Company by your authorized officer supervising such destruction. Notwithstanding the return or destruction of the Information, you and your Representatives will continue to be bound by your confidentiality and other obligations hereunder.

         6. You agree that, for a period of two years from the date of this letter agreement, neither you nor any of your affiliates will, unless invited (on an unsolicited basis) by the Board of Directors of the Company in writing:
(i) acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or options to acquire any securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any material portion of the assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination relating to all or any material part of the Company or its subsidiaries or any acquisition transaction for all or any material part of the assets of the Company or any subsidiary of the Company or any of their respective businesses; (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange
Act of 1934) with respect to any voting

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securities of the Company or any of its subsidiaries; (v) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or any material portion of its assets; (vi) seek or propose, alone or in concert with others, to influence or control the Company's management or policies; (vii) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person; (viii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection any of the foregoing activities; or (ix) disclose any intention, plan or arrangement inconsistent with any of the foregoing; provided, however, that each of the restrictions set forth in clauses (i) -- (ix) above (or the restrictions set forth in the next two sentences of this paragraph) shall terminate in the event that a third party publicly commences a tender offer or exchange offer, or otherwise proposes a merger, business combination, recapitalization or similar transaction in respect of the Company or the purchase of all or substantially all of the assets of the Company and the Company has (a) exempted such transaction for purposes of Section 203 of the Delaware General Corporation Law, (b) amended its rights plan or redeemed its outstanding rights thereunder for the purpose of exempting such transaction from such rights plan and rights, or (c) publicly announced or publicly confirmed that it is engaged in negotiations in connection with such proposed transaction (excluding, for the avoidance of doubt, discussions designed to determine the adequacy, fairness, superiority or conditionality of such proposal); provided, further, any such termination shall neither relieve you nor your affiliates of any obligations hereunder with respect to Information. So long as discussions between you and the Company concerning a Transaction have not been terminated, you will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing. You also agree that, during the period referred to in the second preceding sentence, neither you nor any of your affiliates will: (i) request the Company or its advisors, directly or indirectly, to (1) amend or waive any provision of this paragraph (including this sentence) or (2) otherwise consent to any action inconsistent with any provision of this paragraph (including this sentence); or (ii) take any initiative with respect to the Company or any of its subsidiaries which could require the Company to make a public announcement regarding (1) such initiative, (2) any of the activities referred to in the second preceding sentence, (3) the possibility of a Transaction or any similar transaction or
(4) the possibility of you or any other person acquiring control of the Company, whether by means of a business combination or otherwise. Notwithstanding the foregoing, Jerry Hobbs or his successor may, during the period referred to in the third preceding sentence, inquire of the chief executive officer of the Company as to whether there would be interest in exploring a merger or other form of business combination transaction; provided that, you reasonably believe that, based upon the advice of outside counsel, public disclosure of such inquiry by the Company would not be required by applicable law or stock exchange rules.

         7. You agree that, for a period of two years from the date of this letter agreement, without the prior written consent of the Company, you will not, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the Company): (i) any executive employed by the Company; or (ii) any other employee of the Company or any subsidiary of the Company with whom you have had


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                                                                               5

contact or who (or whose performance) became known to you in connection with the process contemplated by this agreement ; provided, however, that the foregoing provision will not prevent you from hiring any such person who (A) contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you, (B) responds to any general advertisement placed by you,
(C) was terminated by the Company without any encouragement or solicitation by you or (D) was not employed by the Company during the past three months.

         8. You understand and acknowledge that neither the Company nor any of its Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and neither the Company nor any of its Representatives will have any liability to you or any other person resulting from your use of the Information. Only those representations or warranties that are made to you in a definitive agreement regarding a Transaction duly approved by the Company's board of directors (a "Definitive Agreement") when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect. The term "Definitive Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on your part.

         9. Each party understands and agrees that no contract or agreement providing for a Transaction shall be deemed to exist unless and until a Definitive Agreement has been executed and delivered, and each party hereby waives, in advance, any claims (including breach of contract) in connection with a Transaction unless and until such party or its affiliates shall have entered into a Definitive Agreement. Each party also agrees that unless and until a Definitive Agreement between the Company and you or one or more of your affiliates with respect to a Transaction has been executed and delivered, neither the Company nor any of its stockholders, affiliates or Representatives has any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this agreement or any other written or oral expression with respect to such Transaction except, in the case of this agreement, for the matters specifically agreed to herein. You hereby confirm that you are not acting as a broker for or representative of any person and are considering the Transaction only for your or your affiliates' own account. Neither this paragraph nor any other provision in this agreement can be waived, amended or assigned except by written consent of each of the parties, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment.

         10. Each party hereby acknowledges that it is aware, and that it will advise its Representatives, that the United States and European securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
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                                                                               6

         11. Each party agrees that money damages would not be a sufficient remedy for any breach of this agreement by such party and that the other party shall be entitled to equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the other party at law or in equity. Each party further agrees to waive, and to use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. Each party agrees to indemnify the other party for, and to hold the other party harmless against, any and all liabilities, costs, expenses, losses, damages and claims (collectively, "Costs") arising out of the indemnifying party's or any of its Representatives' breach of this agreement, as such Costs are incurred.

         12. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the Southern District of New York for any actions, suits or proceedings arising out of or relating to this agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any such action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement, in the courts of the State of New York or the United States of America located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         13. Each party agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         14. If any provision of this agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

         15. You agree that all (a) contacts by you or your Representatives with the Company regarding the Information or the Transaction, (b) requests for additional Information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures shall be made through Morgan Stanley & Co., Incorporated or such individuals as Morgan Stanley & Co., Incorporated may otherwise direct; PROVIDED, however, that your executive officers and the executive officers of your subsidiary VNU USA, Inc.may conduct discussions with the chairman, the chief executive officer, the chief financial officer and the general counsel of the Company concerning the Transaction.
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         16. This agreement is for the benefit of each party and its
Representatives and their respective successors and assigns and will be governed by and construed in accordance with the laws of the State of New York. This agreement shall terminate on the third anniversary of the date hereof.

         If you agree with the foregoing, please sign and return a copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.


                                        Very truly yours,

                                        NIELSEN MEDIA RESEARCH, INC.


By:
                                        --------------------------------------

                                        Name:
                                        Title:

CONFIRMED AND AGREED
as of the date first above
written:

VNU nv


By:
   --------------------------------------
   Name:
   Title: